Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Trimble Navigation Limited for the registration of its senior debt securities and to the incorporation by reference therein of our reports dated February 25, 2014, with respect to the consolidated financial statements and schedule of Trimble Navigation Limited and the effectiveness of internal control over financial reporting of Trimble Navigation Limited, included in its Annual Report (Form 10-K) for the year ended January 3, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

October 30, 2014